     As filed with the Securities and Exchange Commission on August 9, 2000

                                             REGISTRATION STATEMENT NO. 333-____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                       ----------------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                       ----------------------------------

                                 INNOVEDA, INC.
             (Exact Name of Registrant as Specified in Its Charter)

         DELAWARE                                     93-1137888
(State or Other Jurisdiction of          (I.R.S. Employer Identification Number)
Incorporation or Organization)

                            293 BOSTON POST ROAD WEST
                          MARLBORO, MASSACHUSETTS 01752

                    (Address of Principal Executive Offices)

                           RESTRICTED STOCK ISSUANCES

                            (Full Title of the Plan)

                       ----------------------------------

                                WILLIAM J. HERMAN
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                 INNOVEDA, INC.
                            293 BOSTON POST ROAD WEST
                          MARLBORO, MASSACHUSETTS 01752

                     (Name and Address of Agent for Service)

                                 (508) 480-0881
          (Telephone Number, Including Area Code, of Agent for Service)


                         CALCULATION OF REGISTRATION FEE

----------------------------- ----------------------- ------------------------- ------------------------- ------------------
 Title Of Securities To Be         Amount To Be           Proposed Maximum          Proposed Maximum          Amount Of
         Registered                 Registered        Offering Price Per Share  Aggregate Offering Price  Registration Fee
----------------------------- ----------------------- ------------------------- ------------------------- ------------------
Common Stock, $0.01 par
value per share                   72,769 shares                 $4.49 (1)              $326,733 (1)            $87.00

----------------------------- ----------------------- ------------------------- ------------------------- ------------------

(1) Estimated solely for purposes of calculating the registration fee and based upon the average of the high and low sale prices of the Registrant's Common Stock on the Nasdaq National Market on August 4, 2000 in accordance with Rules 457(c) and (h) under the Securities Act of 1933, as amended.

================================================================================

                                     PART I.
              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

                                EXPLANATORY NOTE

         The prospectus set forth below and filed as part of this Registration Statement has been prepared in accordance with the requirements of Form S-3 and may be used for reofferings and resales of unregistered securities of common stock of Innoveda, Inc. issued by Innoveda prior to the date of this Registration Statement.

REOFFER PROSPECTUS




                                  72,769 SHARES



                                  COMMON STOCK



                                 INNOVEDA, INC.



         This prospectus relates to the public offering and sale by certain selling stockholders of up to 72,769 shares of our common stock which they have acquired prior to the filing of the registration statement of which this prospectus is a part.


                       ----------------------------------

         INVESTING IN OUR COMMON STOCK INCLUDES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3.


                       ----------------------------------

         This prospectus may be used by any selling stockholder or by any broker-dealer who may participate in sales of the shares.

         The prices at which our stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any proceeds from the sale of the shares.

         Our common stock is listed on the Nasdaq National Market under the symbol "INOV".


                       ----------------------------------

         THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                       ----------------------------------

                 THE DATE OF THIS PROSPECTUS IS AUGUST 9, 2000.

                                TABLE OF CONTENTS

The Company.......................................................................................................3
Risk Factors......................................................................................................3
Special Note Regarding Forward-Looking Statements................................................................10
Use Of Proceeds..................................................................................................10
Plan Of Distribution.............................................................................................10
Selling Stockholders.............................................................................................11
Legal Matters....................................................................................................12
Where You Can Find More Information..............................................................................12

         No person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by Innoveda, Inc., any selling stockholder or by any other person. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this Prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made.

                                   THE COMPANY

         Innoveda's principal executive offices are located at 293 Boston Post Road West, Marlboro, Massachusetts, 01752, and our telephone number is (508) 480-0881.

                                  RISK FACTORS

         YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING RISKS BEFORE YOU DECIDE TO BUY OUR COMMON STOCK. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES FACING OUR COMPANY. ADDITIONAL RISKS AND UNCERTAINTIES MAY ALSO ADVERSELY IMPAIR OUR BUSINESS OPERATIONS. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS WOULD LIKELY SUFFER. IN SUCH CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF THE MONEY YOU PAID TO BUY OUR COMMON STOCK.

         IF INNOVEDA CANNOT SUCCESSFULLY INTEGRATE SUMMIT AND VIEWLOGIC AND/OR INNOVEDA AND PADS, THE ANTICIPATED ADVANTAGES OF THE BUSINESS COMBINATION BETWEEN SUMMIT AND VIEWLOGIC AND/OR INNOVEDA AND PADS MAY NOT BE REALIZED, IN FULL, IF AT ALL.

         Innoveda was formed by the merger of Viewlogic Systems, Inc. and Summit Design, Inc. in March 2000. Innoveda has entered into a merger agreement with PADS Software, Inc. The merger agreement provides that a wholly owned subsidiary of Innoveda will merge with and into PADS, with PADS surviving as a wholly owned subsidiary of Innoveda following the merger. The integration of Summit and Viewlogic requires the dedication of Innoveda management resources. This may distract management's attention from the effort to integrate PADS into Innoveda and from the management of the day-to-day business of Innoveda. Employee uncertainty and lack of focus during integration may also disrupt the business of Innoveda. Retention of key employees by Innoveda and the combined company of Innoveda and PADS has been, and will remain, critical to ensure continued advancement, development and support of the companies' technologies, and ongoing sales and marketing efforts. During the integration phase, competitors may intensify their efforts to recruit key employees. The inability to successfully integrate Summit and Viewlogic and/or Innoveda and PADS and to retain key technical, sales or marketing personnel after the Summit and Viewlogic combination and the merger of Innoveda and PADS would adversely affect the combined company's business.

         INNOVEDA MAY NOT SUCCESSFULLY INTEGRATE RECENT BUSINESS ACQUISITIONS OF SUMMIT AND VIEWLOGIC.

         Each of Summit and Viewlogic has recently completed other business acquisitions. The size and number of recent acquisitions may add to the difficulties of integrating Summit's and Viewlogic's businesses. Products, technologies, distribution channels, key personnel and businesses of previously acquired companies may not effectively integrate into Innoveda's business or product offerings. Moreover, this integration may adversely affect Innoveda's business.

         OUR QUARTERLY RESULTS WILL LIKELY FLUCTUATE AND AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

         Various factors will cause our quarterly results to fluctuate. Our quarterly operating results and cash flows have fluctuated in the past and have fluctuated significantly in certain quarters. These fluctuations resulted from several factors, including, among others:

         -  the size and timing of orders;

         - large one-time charges incurred as a result of an acquisition or consolidation;

         -  seasonal factors;

         -  the rate of acceptance of new products;

         -  product, customer and channel mix;

         -  lengthy sales cycles; and

         -  level of sales and marketing staff.

         These fluctuations will likely continue in future periods because of the above factors. Additional factors potentially causing fluctuations include, among others:

         - corporate acquisitions, any resulting large one-time charges and the integration of acquired entities;

         - the timing of new product announcements and introductions by us and our competitors;

         -  the rescheduling or cancellation of customer orders;

         - the ability to continue to develop and introduce new products and product enhancements on a timely basis;

         -  the level of competition;

         - purchasing, payment and, pricing policies of competitors and customers;

         -  product quality issues;

         -  currency fluctuations; and

         -  general economic conditions.

         OUR REVENUE IS DIFFICULT TO FORECAST BECAUSE OF THE TIMING OF REVENUE RECOGNITION AND UNPREDICTABLE NATURE OF CUSTOMER BEHAVIOR.

         Our revenue is difficult to forecast for several reasons. We typically ship our products shortly after we receive orders. Consequently, product backlog at the beginning of any quarter has in the past represented only a small portion of that quarter's expected revenue. Correspondingly, license fee revenue in any quarter is difficult to forecast because it is substantially dependent on orders booked and shipped in that quarter. Moreover, we generally recognize a substantial portion of our revenue in the last month of a quarter, frequently in the latter part of that month. Any significant deferral of purchases of our products could have a material adverse affect on our business, financial condition and results of operations in any particular quarter. If significant sales occur earlier than expected, operating results for subsequent quarters may also be adversely affected. Quarterly license fee revenue is difficult to forecast also, because our typical sales cycle varies substantially from customer to customer. In addition, we make a portion of our sales through indirect channels, and these sales can be difficult to predict.

         SHORTFALLS IN REVENUE COULD ADVERSELY IMPACT QUARTERLY OPERATING
RESULTS.

         We establish our expenditure levels for product development, sales and marketing and other operating activities based primarily on our expectations as to future revenue. Because a high percentage of our expenses are relatively fixed in the near term, if revenue in any quarter falls below expectations, expenditure levels could be disproportionately high as a percentage of revenue and materially adversely affect our operating results.

         OUR OPERATING RESULTS WILL LIKELY FLUCTUATE, AND FLUCTUATION MAY ADVERSELY AFFECT THE STOCK PRICE OF OUR COMMON STOCK.

         We believe that our quarterly revenue, expenses and operating results will likely vary significantly from quarter to quarter. We also believe that period-to-period comparisons of our operating results are not necessarily meaningful. As a result, you should not rely on these comparisons as indications of our future performance. In addition, we operate with high gross margins, and a downturn in revenue has, in the past, had a significant impact on income from operations and net income. If our results of operations are below investors' and market makers' expectation, it could have a material adverse effect on the market price of our common stock.

         IF THE SYSTEM DESIGN PORTION OF THE ELECTRONIC DESIGN AUTOMATION INDUSTRY ON WHICH WE PRIMARILY FOCUS DOES NOT GROW, OUR BUSINESS MAY SUFFER.

         We intend to focus on the system-level, printed circuit board and electromechanical design automation markets while most major competitors focus their resources on the application-specific integrated circuit and integrated circuit design automation markets. We have adopted this focus because we believe that the increased complexity of application-specific integrated circuits and other integrated circuits, and the resulting increase in design time, will cause electronic product manufacturers to differentiate their products at the system level. If the system-level design portion of the electronic design automation industry does not grow, it could have a material adverse effect on our business, financial condition, results of operations or cash flows.

         WE FACE INTENSE COMPETITION IN THE INDUSTRY AND MUST COMPETE SUCCESSFULLY IN VARIOUS ASPECTS OR OUR BUSINESS MAY SUFFER.

         The electronic design automation industry is highly competitive, and we expect competition to increase as other electronic design automation companies introduce products. In the electronic design automation market, we principally compete with Mentor Graphics and Cadence and a number of smaller firms. Indirectly, we also compete with other firms that offer alternative products. These other firms could also offer more directly competitive products in the future. Some of these companies have significantly greater financial, technical and marketing resources and larger installed customer bases than us. Some of our current and future competitors offer a more complete range of electronic design automation products.

         We compete on the basis of various factors including, among others:

         -  product capabilities;

         -  product performance;

         -  price;

         -  support of industry standards;

         -  ease of use;

         -  first to market; and

         -  customer technical support and service.

         We believe that our products are competitive overall with respect to these factors. However, in particular cases, our competitors may offer products with functionality sought by our prospective customers and which differs from those we offer. In addition, some competitors may achieve a marketing advantage by establishing formal alliances with other electronic design automation vendors. Further, the electronic design automation industry in general has experienced significant consolidation in recent years, and the acquisition of one of our competitors by a larger, more established electronic design automation vendor could create a more significant competitor. We may not compete successfully against current and future competitors. Our current and future competitors may develop products comparable or superior to ours or more quickly adapt new technologies, evolving industry trends or customer requirements. Increased competition could result in price reductions, reduced margins and loss of market share, all of which could have a material adverse effect on our business, financial condition, results of operations or cash flows.

         OUR DEPENDENCE ON THE ELECTRONICS INDUSTRY MAKES US VULNERABLE TO GENERAL INDUSTRY-WIDE DOWNTURNS.

         Our future operating results may reflect substantial fluctuations from period to period as a consequence of industry patterns, general economic conditions affecting the timing of orders from customers and other factors. The electronics industry involves:

         -  rapid technological change;

         -  short product life cycles;

         -  fluctuations in manufacturing capacity; and

         -  pricing and margin pressures.

         Correspondingly, certain segments, including the computer, semiconductor, semiconductor test equipment and telecommunications industries, have experienced sudden and unexpected economic downturns. During these periods, capital spending often falls, and the number of design projects often decreases. Because our sales depend upon capital spending trends and new design projects, negative factors affecting the electronics industry could have a material adverse effect on our business, financial condition, results of operations, or cash flows. A number of electronics companies, including our customers, have experienced a slowdown in their businesses in the past.

         WE DEPEND ON THIRD PARTIES FOR PRODUCT INTEROPERABILITY, AND THAT MAKES US VULNERABLE IF THESE THIRD PARTIES' REFUSE TO COOPERATE WITH US ON ECONOMICALLY FEASIBLE TERMS.

         Because our products must interoperate, or be compatible, with electronic design automation products of other companies, we must have timely access to third party software to perform development and testing of products. Although we have established relationships with a variety of electronic design automation vendors to gain early access to new product information, any of these parties may terminate these relationships with limited notice. In addition, these relationships are with companies that are our current or potential future competitors, including Mentor Graphics and Cadence. If any of these relationships terminate and we are unable to obtain, in a timely manner, information regarding modifications of third party products, we would not have the ability to modify our software products to interoperate with these third party products. As a result, we could experience a significant increase in development costs, the development process would take longer, product introductions would be delayed, and our business, financial condition, results of operations or cash flows could be materially adversely affected.

         IF WE CANNOT DEVELOP NEW PRODUCTS TO KEEP PACE WITH TECHNOLOGICAL CHANGE AND EVOLVING INDUSTRY STANDARDS, OUR BUSINESS WILL SUFFER.

         If we cannot, for technological or other reasons, develop and introduce products in a timely manner in response to changing market conditions, industry standards or other customer requirements, particularly if we have pre-announced the product releases, our business, financial condition, results of operations or cash flows will be materially adversely affected. The electronic design automation industry is characterized by extremely rapid technological change, frequent new product introductions and evolving industry standards. The introduction of products with new technologies and the emergence of new industry standards can render existing products obsolete and unmarketable. In addition, customers in the electronic design automation industry require software products that allow them to reduce time to market, differentiate their products, improve their engineering productivity and reduce their design errors. Our future success will depend upon our ability to enhance our current products, develop and introduce new products that keep pace with technological developments and emerging industry standards and address the increasingly sophisticated needs of our customers. We may not succeed in developing and marketing product enhancements or new products that respond to technological change or emerging industry standards. We may experience difficulties that could delay or prevent the successful development, introduction and marketing of these products. Our products may not adequately meet the requirements of the marketplace and achieve market acceptance.

         OUR SOFTWARE MAY HAVE DEFECTS.

         Our software products may contain errors that may not be detected until late in the product's life cycle. We have in the past discovered software errors in certain of our products and have experienced delays in shipment of products during the period required to correct these errors. Despite testing by us and by current and prospective customers, errors may persist, resulting in loss of, or delay in, market acceptance and sales, diversion of development resources, injury to our reputation or increased service and warranty costs, any of which could have a material adverse effect on our business, financial condition, results of operations or cash flows.

         WE DEPEND ON OUR DISTRIBUTORS TO SELL OUR PRODUCTS, ESPECIALLY INTERNATIONALLY, BUT THESE DISTRIBUTORS MAY NOT DEVOTE SUFFICIENT EFFORTS TO SELLING OUR PRODUCTS OR THEY MAY TERMINATE THEIR RELATIONSHIPS WITH US.

         DISTRIBUTORS' CONTINUED VIABILITY. If any of our distributors fails, our business may suffer. We rely on distributors for licensing and support of our products particularly in Japan and other parts of Asia. We depend on the relationships with our distributors to maintain or increase sales. Since our products are used by skilled design engineers, distributors must possess sufficient technical, marketing and sales resources and must devote these resources to a lengthy sales cycle, customer training and product service and support. Only a limited number of distributors possess these resources. Accordingly, we depend on the continued viability and financial stability of these distributors.

         DISTRIBUTORS' EFFORTS IN SELLING OUR PRODUCTS. Our distributors may offer products of several different companies, including our competitors. Our current distributors may not continue to market or service and support our products effectively. Any distributor may discontinue to sell our products or devote its resources to products of other companies. The loss of, or a significant reduction in, revenue from our distributors could have a material adverse effect on our business, financial condition, results of operations or cash flows.

         JAPAN. Innoveda has exclusive distribution agreements with two distributors in Japan, which collectively cover all of Innoveda's products in Japan. If either of these distributors terminates its relationship with Innoveda, it could have a material adverse effect on Innoveda's business, financial condition, results of operations or cash flows.

         WE FACE THE RISKS ASSOCIATED WITH INTERNATIONAL SALES AND OPERATIONS, INCLUDING OUR BUSINESS ACTIVITIES IN ISRAEL, EUROPE AND ASIA.

         International revenue and expenses represent a significant portion of our total revenue and expenses and we expect this trend to continue. International sales and operations involve numerous risks, including, among others:

         - fluctuations in the value of the dollar relative to foreign currencies can make our products and services more expensive in foreign markets or increase our expenses;

         -  tariff regulations and other trade barriers;

         - requirements for licenses, particularly with respect to the export of certain technologies;

         -  collectability of accounts receivable;

         -  changes in regulatory requirements; and

         - difficulties in staffing and managing foreign operations and extended payment terms.

         These factors may have a material adverse effect on our future international sales and operations and, consequently, on our business, financial condition, results of operations or cash flows. In addition, financial markets and economies in Asia have been experiencing adverse conditions and these adverse economic conditions may worsen. Demand for and sales of our products in this region may decrease.

         In order to successfully expand international sales, we may need to establish additional foreign operations, hire additional personnel and recruit additional international distributors. This will require significant management attention and financial resources and could adversely affect our operating margins. In addition, to the extent that we cannot effect these additions in a timely manner, we can only generate limited growth in international sales, if any. We may not maintain or increase international sales of our products, and failure to do so could have a material adverse effect on our business, financial condition, results of operations or cash flows.

         WE MUST MANAGE GROWTH AND ACQUISITIONS EFFECTIVELY, OR OUR FINANCIAL CONDITION OR RESULTS OF OPERATIONS MAY SUFFER.

         Our ability to achieve significant growth will require us to implement and continually expand our operational and financial systems, recruit additional employees and train and manage current and future employees. We expect any growth to place a significant strain on our operational resources and systems. Failure to effectively manage any growth would have a material adverse effect on our business, financial condition, results of operations or cash flows.

         We regularly evaluate acquisition opportunities. Our future acquisitions could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities and amortization expenses related to goodwill and other intangible assets, and large one-time charges which could materially adversely affect our results of operations. Product and technology acquisitions entail numerous risks, including difficulties in the assimilation of acquired operations, technologies and products, diversion of management's attention to other business concern, risks of entering markets in which we have no or limited prior experience and potential loss of key employees of acquired companies. We may not integrate successfully the operations, personnel or products that have been acquired or that might be acquired in the future, and the failure to do so could have a material adverse affect on our results of operations.

         WE FACE THE RISKS ASSOCIATED WITH OPERATIONS IN ISRAEL, INCLUDING POLITICAL AND COORDINATION RISKS.

         POLITICAL RISKS AND GOVERNMENTAL REGULATIONS. Our research and development operations related to Visual HDL and Visual SLD products are located in Israel. Economic, political and military conditions may affect our operations in that country. Hostilities involving Israel, for example, could materially adversely affect our business, financial condition and results of operations. Restrictions on our ability to manufacture or transfer outside of Israel any technology developed under research and development grants from the government of Israel further heightens the impact.

         COORDINATION RISKS. In addition, coordination with and management of the Israeli operations requires us to address differences in culture, regulations and time zones. Failure to successfully address these differences could disrupt our operations.

         WE DEPEND ON OUR KEY PERSONNEL, AND FAILURE TO HIRE OR RETAIN QUALIFIED PERSONNEL COULD CAUSE OUR BUSINESS TO SUFFER.

         Our future success will depend in large part on our key technical, sales, marketing and management personnel and our ability to continue to attract and retain highly-skilled technical, sales, marketing and management personnel. Our business could be seriously harmed if we lost the services of our President and Chief Executive Officer, William J. Herman, or if we fail to attract and retain other key personnel.

         Competition for personnel in the software industry in general, including the electronic design automation industry, is intense. Over the past year, our employee turnover rate has increased significantly. We have in the past experienced difficulty in recruiting qualified personnel. We may fail to retain our key personnel or attract and retain other qualified technical, sales, marketing and management personnel in the future. The loss of any key employees or the inability to attract and retain additional qualified personnel may have a material adverse effect on our business, financial condition, results of operations or cash flows. Additions of new personnel and departures of existing personnel, particularly in key positions, can be disruptive and can result in departures of additional personnel, which could have a material adverse effect on our business, financial condition, results of operations or cash flows.

         IF WE FAIL TO EXPAND AND TRAIN OUR SALES AND MARKETING ORGANIZATIONS, OUR BUSINESS MAY SUFFER.

         Our success will depend on our ability to build and expand our sales and marketing organizations. Our future success will depend in part on our ability to hire, train and retain qualified sales and marketing personnel and the ability of these new persons to rapidly and effectively transition into their new positions. Competition for qualified sales and marketing personnel is intense, and we may not be able to hire, train and retain the number of sales and marketing personnel needed, which would have a material adverse effect on our business, financial condition, results of operations or cash flows.

         WE MUST CONTINUE TO ADD VALUE TO OUR CURRENT PRODUCTS TO SERVE OUR INSTALLED CUSTOMER BASE OR OUR REVENUE DERIVED FROM MAINTENANCE AGREEMENTS WILL DECREASE.

         A substantial portion of our revenue is derived from maintenance agreements for existing products. In order to maintain that revenue, we must continue to offer those customers updates for those products or convert those customers to new products. We may not be able to do so. During 1999 several major customers did not renew their maintenance contracts due to the fact they were using Viewlogic's products in applications related to integrated circuit design, which is no longer fully supported by Innoveda, and to a lesser extent a number of customers migrated their products from the version based on the Unix operating system to the version based on the Windows/ NT operating system, which have lower maintenance prices. We can give no assurances that this trend will not continue.

         WE HAVE SUBSTANTIAL SECURED DEBT, WHICH MAY SUBSTANTIALLY RESTRICT OUR ABILITY TO REACT TO THE RAPIDLY CHANGING ENVIRONMENT OF THE ELECTRONIC DESIGN AUTOMATION INDUSTRY, AND WHICH WE MAY NOT BE ABLE TO REPLACE.

         As of July 1, 2000 we had cash and cash equivalents of $21.7 million and had borrowings of approximately $10.0 million under our credit facility. Borrowings under the credit facility are secured by substantially all of our assets. The credit facility contains limitations on additional indebtedness and capital expenditures, and includes financial covenants, which include but are not limited to the maintenance of minimum levels of profits, interest and debt service coverage ratios and maximum leverage ratios. Collectively, these limitations and covenants may substantially restrict the flexibility of our management in quickly adjusting our financial and operational strategies to react to changing economic and business conditions and may compromise our ability to react to the rapidly evolving environment of the electronic design automation industry. To avoid default under this credit facility, we must remain in compliance with these limitations and covenants and make all required repayments or we must obtain replacement financing. We may not be able to secure replacement financing on terms acceptable to us or to our stockholders, or at all. In the event of a default by us, our lender may enforce its security interest and take possession of substantially all or some of our assets.

         OUR STOCK PRICE HAS BEEN VOLATILE, WHICH COULD RESULT IN SUBSTANTIAL LOSSES FOR INVESTORS PURCHASING SHARES IN THIS OFFERING.

         The trading price of our common stock is likely to be volatile. The stock market in general, and the market for technology companies in particular, has experienced extreme volatility. This volatility has often been unrelated to the operating performance of particular companies. Prices for our common stock will be determined in the marketplace and may be influenced by many factors, including variations in our financial results, changes in earnings estimates by industry research analysts, investors' perceptions of us and general economic, industry and market conditions.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus includes forward-looking statements that are subject to a number of risks and uncertainties. All statements, other than statements of historical facts included in this prospectus, regarding our strategy, future operations, financial position, estimated revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this prospectus, the words "plans", "will", "believe", "anticipate", "intend", "estimate", "except", "project" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee future results, levels of activity, performance or achievements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or strategic alliances. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including the risks described in "Risk Factors" and elsewhere in this prospectus and in the documents incorporated by reference in this prospectus. We do not assume any obligation to update any of the forward-looking statements we make.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the shares of common stock offered hereby.

                              PLAN OF DISTRIBUTION

         We are registering 72,769 shares on behalf of certain selling stockholders. All of the shares were originally issued by us pursuant to employee retention arrangements. The selling stockholders named in the table below or pledgees, donees, transferees or other successors-in-interest selling shares received from a named selling stockholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (collectively, the "Selling Stockholders") may sell the shares from time to time. The Selling Stockholders will act independently of Innoveda in making decisions with respect to the timing, manner and size of each sale. The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Selling Stockholders may effect such transactions by selling the shares to or through broker-dealers or directly to purchasers (in the event of a private sale). The shares may be sold by one or more of, or a combination of, the following:

         - a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

         - purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus,

         - an over-the-counter distribution in accordance with the rules of the Nasdaq National Market,

         - ordinary brokerage transactions and transactions in which the broker solicits purchasers, and

         -  in privately negotiated transactions.

         To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in the resales.

         The Selling Stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with Selling Stockholders. The Selling Stockholders may also sell shares short and redeliver the shares to close out such short positions. The Selling Stockholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The Selling

Stockholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares pursuant to this prospectus.

         Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from Selling Stockholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Usual and customary brokerage fees will be paid by the Selling Stockholders. Broker-dealers or agents and any other participating broker-dealers or the Selling Stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because Selling Stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the Selling Stockholders will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. The Selling Stockholders have advised Innoveda that they have not entered into agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the Selling Stockholders.

         The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a specified period prior to the commencement of such distribution. In addition, each Selling Stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the Selling Stockholders. We will make copies of this Prospectus available to the Selling Stockholders and we have informed the Selling Stockholders of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

         We will bear all costs, expenses and fees in connection with the registration of the shares. The Selling Stockholders will bear all commissions and discounts, if any, attributable to the sales of the shares. The Selling Stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

                              SELLING STOCKHOLDERS

         The following table sets forth, to our knowledge, the number of shares owned by each of the Selling Stockholders. Each of the Selling Stockholders is an employee and received shares of our common stock under employee retention arrangements. No estimate can be given as to the amount of shares that will be held by the Selling Stockholders after completion of this offering because the Selling Stockholders may offer all or some of the shares and because there currently are no agreements, arrangements or understandings with respect to the sale of any of the shares. The shares offered by this prospectus may be offered from time to time by the Selling Stockholders named below.

                                                                                             NUMBER OF SHARES
NAME OF                                                          NUMBER OF SHARES      OFFERED FOR SALE UNDER
SELLING STOCKHOLDER                                         BENEFICIALLY OWNED(1)          THIS PROSPECTUS(2)
-------------------                                       ------------------------     -----------------------
Cecil D. Stone                                                              1,273                       1,273
Daniel J. Nicols/Rita C. Nicols/John Nicols                                 2,088                       2,088
David Jensen and Sandra Jensen                                              4,556                       3,169
Dennis Frederick Nye                                                       11,038                      11,038



                                       11

                                                                                             NUMBER OF SHARES
NAME OF                                                          NUMBER OF SHARES      OFFERED FOR SALE UNDER
SELLING STOCKHOLDER                                         BENEFICIALLY OWNED(1)          THIS PROSPECTUS(2)
-------------------                                       ------------------------     -----------------------
Edward J. Murphy and Jennifer S. Murphy                                     7,003                       3,608
Frederick J. Jones, Jr.                                                     6,510                       4,245
Gregory Allan Brown and Mary Susanne Brown                                  1,698                       1,698
Iestyn Guest                                                                1,202                       1,202
James A. Schroeder                                                          1,273                       1,273
James H. Vellenga                                                           3,396                       3,396
Jared Gaillard                                                              3,254                       2,122
Jean-Patrick Lucien and Bernadette Henry-Lucien                             1,485                       1,485
Jeffrey L. and Kathryn R. Langner                                           5,689                       5,660
Joan Audrey Lee                                                             1,379                       1,379
Jodi Cummings and Donald Cummings                                           3,820                       2,405
Lewis Shelton                                                               3,008                       1,485
Mark B. Waldman                                                             4,883                       3,608
Matthew G. Wallis and Michelle M. Wang                                      3,820                       2,122
Michael S. Knop and Lea N. Knop                                             1,909                       1,591
Neil R. Vanek                                                               1,273                       1,273
Rajesh Goyal                                                                2,278                       1,584
Randall & Joan Lawson                                                       2,475                       2,475
Richard Friedman                                                            1,485                       1,485
Richard P. Manz                                                             1,287                       1,287
Robert J. Beck                                                              1,301                         849
Roland L. Mattison                                                         10,122                       4,598
Sharon Shimoon                                                              1,188                       1,188
Thomas Miceli and Paula Miceli                                              3,183                       3,183

TOTALS                                                                     93,876                      72,769

(1) The number of shares beneficially owned is determined under rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after the date of this prospectus through the exercise of any stock option or other right. The inclusion in this table of such shares, however, does not constitute an admission that the Selling Stockholder is a direct or indirect beneficial owner of such shares. The Selling Stockholder has sole voting power and investment power with respect to all shares of capital stock listed as owned by the Selling Stockholder.

(2) This registration statement also shall cover any additional shares of common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of Innoveda's outstanding shares of common stock.

                                  LEGAL MATTERS

         The validity of the common stock being offered will be passed upon for us by Hale and Dorr LLP, Boston, Massachusetts. An investment partnership comprised of partners and senior executives of Hale and Dorr LLP owns 13,585 shares of our common stock.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's Website at "http://www.sec.gov."

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and the information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC after the date we first filed the registration statement of which this prospectus is a part under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

         1. Our Quarterly Report on Form 10-Q for the fiscal quarter ended April 1, 2000, as filed with the SEC on May 16, 2000;

         2. Our Current Report on Form 8-K dated March 23, 2000, as filed with the SEC on April 7, 2000 and as amended by Amendment No. 1 to our Current Report on Form 8-K/A filed with the SEC on May 15, 2000;

         3. Our Current Report on Form 8-K dated March 3, 2000, as filed with the SEC on March 9, 2000;

         4. Our Annual Report on Form 10-K for the fiscal year ended December 31, 1999 as filed with the SEC on March 2, 2000 and as amended by Amendment No. 1 to our Annual Report on Form 10-K/A filed with the SEC on May 1, 2000;

         5. Our Current Report on Form 8-K dated June 2, 2000, as filed with the SEC on June 19, 2000;

         6. Our Current Report on Form 8-K dated June 23, 2000, as filed with the SEC on June 30, 2000; and

         7. The description of our common stock contained in our Registration Statement on Form 8-A, as filed with the SEC on October 9, 1996.

                                 INNOVEDA, INC.

                                  COMMON STOCK
                               ------------------

                                   PROSPECTUS
                               ------------------


                                 AUGUST 9, 2000

                                    PART II.
              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 3.           INCORPORATION OF DOCUMENTS BY REFERENCE.

         The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The following documents, which are on file with the Commission, are incorporated in this Registration Statement by reference:

              (1) The Registrant's latest annual report filed pursuant to
Section 13(a) or 15(d) of the Exchange Act, or the latest prospectus filed pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the "Securities Act"), that contained audited information financial statements for the Registrant's latest fiscal year for which such statements have been filed.

              (2) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (1) above.

              (3) The description of the common stock of the Registrant, $0.01 par value per share (the "Common Stock"), contained in the Registration Statement on Form 8-A filed by the Registrant with the Commission on October 9, 1996.

         All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all shares of Common Stock offered hereby have been sold or which deregisters all shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.           DESCRIPTION OF SECURITIES.

         Not applicable.

Item 5.           INTERESTS OF NAMED EXPERTS AND COUNSEL.

         The validity of the shares of Common Stock being offered hereby will be passed upon for us by Hale and Dorr LLP, Boston, Massachusetts. An investment partnership comprised of partners and senior executives of Hale and Dorr LLP owns 13,585 shares of the Registrant's common stock.

Item 6.           INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Registrant's Amended and Restated Certificate of Incorporation, as amended, limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that a corporation's certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

         The Registrant's Amended and Restated Bylaws provide that it shall indemnify its directors and officers and may indemnify its employees and agents to the fullest extent permitted by law. The Registrant believes that indemnification under its Amended and Restated Bylaws covers at least negligence and gross negligence on the part of indemnified parties.

         The Registrant has entered into agreements to indemnify certain of its directors and officers in addition to the indemnification provided for in its Amended and Restated Bylaws. These agreements, among other things, indemnify those directors and officers for certain expenses including attorney's fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Registrant, arising out of such person's services as a director or officer of us, any subsidiary of us or any other company or enterprise to which the person provides services at the Registrant's request.

Item 7.           EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

Item 8.           EXHIBITS.

         The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9.           UNDERTAKINGS.

            1 The undersigned Registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

            PROVIDED, HOWEVER, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

              (2) That, for the purpose of determining any liability under the
            Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            2    That, for purposes of determining any liability under the
Securities Act, each filing of the Registrant's annual report pursuant to
Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

            3    Insofar as indemnification for liabilities arising under the
Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Marlboro, Commonwealth of Massachusetts on this 9th day of August, 2000.

                                            INNOVEDA, INC.

                                            By: /s/ Kevin P. O'Brien
                                               ----------------------------
                                               Kevin P. O'Brien
                                               Vice President, Finance
                                               and Chief Financial Officer

                                POWER OF ATTORNEY

         We, the undersigned officers and directors of Innoveda, Inc., hereby severally constitute William J. Herman, Peter T. Johnson and Kevin P. O'Brien, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-8 filed herewith and any and all subsequent amendments to said Registration Statement, and generally to do all such things in our names and behalf in our capacities as officers and directors to enable Innoveda, Inc. to comply with all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.


            SIGNATURE                                      TITLE                                    DATE
            ---------                                      -----                                    ----


/s/ William J. Herman                    President, Chief Executive Officer and           August 9, 2000
---------------------------------        Director (Principal Executive Officer)
William J. Herman

/s/ Kevin P. O'Brien                     Vice President, Finance, Chief Financial         August 9,  2000
---------------------------------        Officer and Treasurer (Principal Financial
Kevin P. O'Brien                         Officer and Principal Accounting
                                         Officer)

/s/ William V. Botts                          Director                                    August 9, 2000
---------------------------------
William V. Botts

/s/ Lorne Cooper                              Director                                    August 9, 2000
---------------------------------
Lorne Cooper

/s/ Steven P. Erwin                           Director                                    August 9, 2000
---------------------------------
Steven P. Erwin

/s/ Keith B. Geeslin                          Director                                    August 9, 2000
---------------------------------
Keith B. Geeslin



                                  EXHIBIT INDEX


Exhibit         DESCRIPTION
NUMBER          -----------
------
3.1 (1)         Restated Certificate of Incorporation of the Registrant, as
                amended.

3.2 (2)         Amended and Restated Bylaws of the Registrant.

4.1 (3) Specimen certificate for shares of the Registrant's common stock.

5.1             Opinion of Hale and Dorr LLP.

23.1 (4)        Consent of Hale and Dorr LLP.

23.2            Consent of Deloitte & Touche LLP.

23.3            Consent of PricewaterhouseCoopers LLP.

24.1 (5)        Power of Attorney.

-------------

(1) Incorporated herein by reference to both the Registrant's Registration Statement on Form S-1, as amended (File No. 333-06445), and the Registrant's Current Report on Form 8-K dated March 23, 2000, as amended.

(2) Incorporated herein by reference to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.

(3) Incorporated herein by reference to the Registrant's Current Report on Form 8-K dated March 23, 2000, as amended.

(4)     Included in Exhibit 5.1 to this Registration Statement.

(5)     Contained on the signature page to this Registration Statement.